Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of our report dated March 8, 2016, except for the change in the manner in which the company presents restricted cash on the statement of cash flows as discussed in Note 2 to the consolidated financial statements, as to which the date is March 7, 2017 relating to the financial statements, which appears in Bridgepoint Education, Inc.’s Annual Report on Form 10K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Los Angeles, California
June 2, 2017